SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2007

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in charter)

Kansas

(State or other jurisdiction of incorporation)

1-3368	44-0236370
(Commission File Number)	(IRS Employer Identification Number)

602 Joplin Street, Joplin, Missouri	64801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(417) 625-5100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

During reassembly of the Asbury generator on the night of December 7, 2007, the unit failed inspection.  After investigation and consultation with the contractor and a representative of the manufacturer on December 9, 2007, it was determined that corrective action would be necessary.  This additional work will likely require the unit to remain on outage an additional 60 days.  This extended outage will require us to replace the energy that would have been generated by Asbury during this 60-day period with energy generated at our gas plants or by buying purchased power.  We estimate this will increase our expenses by approximately $8-10 million during that period, which would result in an approximately $4-5.5 million decrease in net income during the same period.  This would also have a corresponding reduction of $4-5.5 million in our retained earnings, which is generally the amount available to pay out dividends on our common stock.  Our retained earnings as of October 31, 2007 (after giving effect to the accrual for the December 15, 2007 dividend) was approximately $15.6 million.  We are exploring alternatives to minimize the short-term impact of these expenses on our retained earnings.  We do not expect this short-term issue to affect our long-term plans of building rate-based infrastructure to serve our customers or our long-term dividend policy or practice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By /s/ Gregory A. Knapp
Name: Gregory A. Knapp
Title: Vice President – Finance & Chief Financial Officer

Dated: December 10, 2007